Exhibit 99.1

Ethanol - The Alternative Solution

Homeland Energy Solutions · 2779 Highway 24 · Lawler, IA 52154
563-238-5555 · www.homelandenergysolutions.com

Plant News & Ethanol Update

January 2009

Homeland to tap experienced management from Golden Grain

Homeland Energy Solutions's board of directors has reached an agreement with the board of directors from Golden Grain Energy in Mason City to share management services, including the leadership of Golden Grain's CEO Walt Wendland and CFO Christy Marchand. Other managers shared include Chad Kuhlers, plant manager; Brook Peters, controller; Sarah Frein, human resources director and shareholder services; and Larry Pascal, health and safety manager.

"Both companies will operate independently, but will utilize the same experienced management team that Golden Grain has utilized," Wendland said. "We think this is a very cost-effective way to spread the management costs and lower the operating expenses for both companies."

The initial three-year agreement became effective Dec. 15, 2008.

Annual meeting:
March 2
Kolby's in New Hampton
3 p.m.



April targeted for plant start-up date

Challenging weather has plagued Homeland Energy Solutions from the beginning of dirtwork in July 2007, but Board Chairman Steve Eastman is optimistic that completion of the plant near Lawler, Iowa, in Chickasaw County is in sight.

While the original timeline called for a January 2009 start-up, major rains in August and September of 2007, followed by a long, snowy winter, slowed construction. Another rainy spring, and this year's snowy winter haven't helped, either, but Eastman said operations at the 100 million gallon ethanol plant are set to begin in early April. The plant is designed and built by Fagen Inc. and Fagen Engineering, with process design by ICM, Inc.

Eastman acknowledged that the entire ethanol industry has faced challenges, as well, over the last two years. Ethanol prices have fallen significantly, while both corn and natural gas prices have been volatile, following an equally volatile global market for crude oil.

"I thank the investors, the community, our board of directors and the workers for their dedication and trust in the project," Eastman said, "and I look forward to seeing all of the hard work come to fruition."

— Steve Eastman, Chairman
Homeland Energy Solutions

Page 2 Homeland Energy Solutions January 2009 Important financial info for members Taxable income Homeland Energy Solutions is just completing its December 31, 2008, year end and has begun the tax return preparation. Because the plant is still in construction mode, the taxable income for the year will mainly consist of interest income from funds held in escrow. It is anticipated that taxable interest income for the year will be approximately $5-$7 per membership unit. Members who have had a change of address should notify the Homeland office as soon there is no delay in receiving your 2008 tax information. Financial reporting Homeland Energy Solutions is a publicly reporting company with the Securities & Exchange Commission. In addition to quarterly financials and our annual reports, all material information and contracts are reported through this public reporting process,. You can access Homeland’s SEC filings by following the Solutions website or by doing a company search on www.sec.gov. Unit trading The qualified matching service on our website is a great tool for those of you who wish to buy or sell your HES units. All offers posted are non-binding but allows buyer and seller negotiations to take place once contact is established. — Christy Marchand, CFO Homeland Energy Solutions Construction largely down to details Fagen Inc. has completed approximately 95% of the concrete work on the plant site, while the total plant construction is approximately 85% complete. The remaining concrete work to be completed is the stack pads for the energy center. ICM is currently scheduled to complete installation of the energy units by March 17, which would have the plant ready to begin grinding grain in early April. The rail infrastructure being built by R&R Contracting is approximately 80% complete, and the inspection from the DME Railroad took place the week of Jan. 5. Ballast is being installed on the three main loop tracks up to the grains receiving building, with the work continuing through the grains area and the ethanol loadout to be completed yet this winter. They will return in the spring to correct any winter deficiencies, and finish remainder of the track. Flooring and finish trim are being installed in the administration building. The scale building and scale area are scheduled for completion by the first week of February. Internet and phone service has been established, with minor work needed to connect Golden Grain and Homeland together, which should be accomplished by the middle of January. The Department of Natural Resources has approved delaying the remainder of road paving until May 15 to give Homeland time to complete this, without incurring the additional expense of winter construction. Construction of the natural gas line has begun from Quinnlan Ave. working to the west, with completion still on schedule. the Dairyland Rural Electric has submitted the review on the electrical service line to the Iowa Utilities Board. Because this is a 30 day review, construction will not begin until the first week of February, with it likely finished in mid to late Febru-ary. The substation is complete, with the Lawler line installed. The grains area should be 100% finished by the first week of February. The DDG equipment is progressing and should also be compete at the same time. Water treatment is approximately 85% complete with startup taking place as soon as the heat trace and insulation is complete. — Mark Zuehlke, Construction Manager Homeland Energy Solution Grain bids available now on HES website With an April start-up planned, Homeland Energy Solutions is ready to begin buying corn. Stan Wubbena, merchandiser, said bids are available on the plant’s web-site (www.homelandenergysolutions.com) to buy corn for spring delivery. Homeland will be able to purchase corn from both members and non -members.

January 2009 Homeland Energy Solutions Page 3 Introducing the HES leadership team Walter Wendland, President & CEO Wendland, 53, came to the ethanol industry with a diverse background in agriculture and manufacturing, centered on innovation and effective management. A lifelong farmer, operating a northeast Iowa farming operation for 31 years, Wendland coupled his agricultural pursuits with entrepreneurial enterprises and management experience. As an entrepreneur, Wendland owned and operated a business for 20 years selling grain byproducts and partnering in an 800-cow dairy for 10 years. His manufacturing experience includes 10 years as a supervisor for custom fabrication companies giving him vital insight into the processing industry. The skills and knowledge developed through these diverse experiences blended to meet the needs of a growing ethanol company, beginning in 2002 as a member of the steering committee, chairman of the board, and president of the company. He was also the owner’s representative and construction manager as Golden Grain Energy’s plant was being built. In June 2004 Wendland accepted an appointment as the company’s CEO. He has since led GGE to surpass its production and profit goals and completed construction on an expansion that doubled the capacity of the plant in June 2007. In addition to his role within Golden Grain Energy, Wendland is active in guiding ethanol on local, state, and national levels as past chairman of the Iowa Renewable Fuels Association and a member of the board of directors of the National Renewable Fuels Association. He also serves on the boards of the Renewable Products Marketing Group as Treasurer and the North Iowa Business and Industry Group. Christy Marchand, CFO Marchand, 31, was appointed as Golden Grain’s interim Chief Financial Officer on Nov. 21, 2005. She was permanently appointed to the position on Feb. 27, 2006. Prior to her employment with Golden Grain, Marchand was the controller at Kiefer Built, LLC and an accountant at Burton E. Tracy & Co., P.C. Marchand is a certified public accountant. Chad E. Kuhlers, Plant Manager On August 11, 2004, Golden Grain hired Kuhlers, 38, as plant manager. Prior to his employment with the company, Kuhlers was the operations manager for Koch Hydrocarbon’s Medford, Oklahoma facility. Kuhlers also served as a maintenance manager, process control engineer, reliability engineer and project engineer within the Koch Hydrocarbon organization. He has an electrical engineering degree from Iowa State University and an MBA from Phillips University in Enid, Oklahoma. Kuhlers also serves as a director on the board of Homeland Energy Solutions, LLC. Stan Wubbena, Grain Merchandiser Wubbena was born and raised on a small farm south of Allison, Iowa. He received a bachelor of science degree from the University of Northern Iowa in Cedar Falls in business management, then worked for Cargill Inc for 29 years at locations in Iowa and Indiana in country grain and terminal elevator management. Wubbena was the river terminal manager and grain merchant for the Agri Grain facility in McGregor, Iowa, for the last 17 years, first in partnership with Cargill, and for the last five years as a Bunge of North America facility. IRFA Summit aims to set the facts straight The Iowa Renewable Fuels Association will host its 3rd Annual Iowa Renewable Fuels Summit Jan. 27 at the Polk County Convention Complex, 5th and Grand Avenue, Des Moines. The event, which will run from 8:30 a.m. to 3 p.m., is IRFA’s opportunity to “Fuel the Truth” about biofuels. World renowned engineer and best-selling author Robert Zubrin will be a keynote speaker, addressing Summit participants on “Energy Victory: Winning the War on Terror by Breaking Free of Oil.” There will also be a trade show and a variety of sessions about myths that are plaguing the ethanol industry. IRFA hopes to share the truth behind troubling misconceptions that threaten ethanol’s future. The summit is free, though pre-registration is required; deadline to register is Jan. 22. You can register online at www.IowaRFA.org. Lunch will be available for purchase.

Page 4 Homeland Energy Solutions January 2009 Homeland Energy Solutions Board of Directors Stephen Eastman, Chairman Jim Boeding, Vice Chairman Pat Boyle, Vice Chairman Project Development Steve Core Steve Dietz, Secretary Leslie Hansen Ed Hatten Chad Kuhlers Barney Retterath Steve Retterath Management Team Walter Wendland, President & CEO Christy Marchand, Chief Financial Officer Chad Kuhlers, Plant Manager Stan Wubenna, Grain Merchandiser 2779 Highway 24 Lawler, IA 52154 563-238-5555 Fax: 563-238-5560 This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words “believe”, “hope”, “expect”, “anticipate” and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our website or upon request. Hiring under way; new staff should start training in February Beginning in December, Homeland Energy Solutions started actively advertising job openings for the plant. Up until this point, applications were received mostly through word of mouth and our posting on the HES website. Working closely with the Iowa Workforce Development office in New Hampton, we began advertising in the surrounding newspapers (New Hampton, Charles City, Decorah, The Shopper) and on the Waterloo/Cedar Falls Craigslist. Altogether, we have received more than 150 applications for the 34 job openings as of the last week of December. Applications will be screened and interviews will take place in January, with the goal of having all positions filled by early February in preparation for a late February start date. ICM will then facilitate a six week training program consisting of Environmental, Health, Safety, Process, and Vendor Training, both in the class room and in the field. Two of the weeks will be spent at Golden Grain Energy in Mason City where the HES team can work side by side with experienced personnel in an operating plant. After training and check out is complete, the plant will begin grinding corn in early April. — Sarah Frein, Human Resources Manager Homeland Energy Solutions Jan. 22 crop fair to discuss corn, ethanol outlooks for 2009 The Iowa Corn Growers Association and Iowa Corn Board will host a crop fair from 10 a.m. to 3 p.m. Jan. 22 at Raleigh Hills Golf Club in Bassett. Speakers will include: Walter Wendland, president and CEO of Golden Grain Energy and Homeland Energy Solutions, addressing the ethanol industry outlook. Rocky Rokala with John Stewart and Associates, discussing risk management, and the supply and price outlook Chuck Van Dike and Joe Beland, Farm Credit Services of America, on a credit and crop insurance perspective Bruce Gaarder, Iowa Corn Growers Association, with a food and fuel update. To register, call Five Star Co-op at 641-394-3052 or call 515-229-9981 or email bgaarder@iowacorn.org by Jan. 19. The event is sponsored by Farm Credit Services of America, Golden Grain Energy and Five Star Cooperative. www.homelandenergysolutions.com info@homelandenergysolutions.com